EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

I consent to the incorporation by reference in the Registration Statement on Form S-3 and related prospectus of Private Media Group, Inc. for the registration of 2,293,750 shares of its Common Stock, Inc. of my report dated March 17, 2003, with respect to the financial statements of Private North America, Ltd. at December 31, 2002, and for the years ended December 31, 2002, and December 31, 2001, included in Private Media Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002.

/S/    BRUCE E. WALDMAN

Sherman Oaks, California

October 9, 2003